EXHIBIT (8)(g)(1)

AMENDMENT TO PARTICIPATION AGREEMENT (BLACKROCK)

September 11, 2008

Re:       Amendment to Agreement(s)

Dear Sir or Madam:

Currently, your firm has an agreement (“Agreement” or “Agreement(s)”) with BlackRock Distributors, Inc. (“BDI”) and/or BlackRock Advisors, LLC relating to sales of the BlackRock open-end mutual funds pursuant to which you may provide one or more of the following types of services under the Agreement: general shareholder liaison, distribution and sales support, distribution and marketing support, operational and/or recordkeeping services, networking services and/or sub-accounting services with respect to certain BlackRock open-end mutual funds (collectively, the “Funds”) in return for certain payments.

Effective as of October 1, 2008, BlackRock Investments, Inc. (“BII”) will replace BDI as distributor to the Funds. Therefore, we are proposing that your Agreement(s) be amended to replace BDI with BII.

In addition this letter confirms that, under the terms of the applicable prospectuses and 12b-1 Plans for the Funds underwritten by BII, and consistent with BII’s course of dealing with your firm and pursuant to such Agreement(s), any Rule 12b-1 fees that BII may pay to your firm pursuant to the terms of your Agreement(s) will only derive from Rule 12b-1 fees actually received by BII from the applicable Fund, and, consistent with guidelines from the Financial Industry Regulatory Authority, Inc. and the Securities and Exchange Commission, any Rule 12b-1 and/or service fees are not payable by BII to your firm unless and until received by the applicable Fund.

This letter also confirms that once BII receives such service and 12b-1 fees from the applicable Fund, commissions or other payments will be paid to your firm in the same manner and time frame to which your firm is accustomed to receiving such fees (so long as such fees are included under the terms of your Agreement(s)).

We are hereby notifying your firm of our intent to revise our existing agreement to replace BDI with BII and to add in additional language regarding the preceding paragraph. While we also ask that you indicate acceptance of the amendment to the Agreement(s) by signing, dating and returning to us a copy of the attached Amendment, any transaction you submit to us on or after October 1, 2008 will be deemed to evidence your firm’s consent to this revision to our existing Agreement(s).

40 East 52nd Street

New York, NY 10022

Tel 212.810.5300

www.blackrock.com

If you object to the Amendment, please contact Megan Rose Lynch at 212-810-5890 immediately. If we do not hear from you within ten (10) days from the date of this letter, we will assume that you do not have any objections to the Amendment.

Please sign and date the Amendment and mail it to:

BlackRock Investments, Inc.

40 East 52nd Street

New York, NY 10022

Attn: Megan Rose Lynch

We appreciate your cooperation.

Sincerely,

/s/ Don Burke

Don Burke

Managing Director

BlackRock

Amendment to Agreement (s)

You (“Service Organization”) have entered into one or more agreements (“Agreement” or “Agreement(s)”) with BlackRock Distributors, Inc. (“BDI”) and/or BlackRock Advisors, LLC relating to sales of the BlackRock open-end mutual funds pursuant to which you may provide one or more of the following types of services under the terms of your Agreement(s): general shareholder liaison, distribution and sales support, distribution and marketing support, operational and/or recordkeeping services, networking services and/or sub-accounting services in return for certain payments. The parties to the Agreement(s) hereby agree that effective as of October 1, 2008, each such Agreement is hereby amended to indicate that BlackRock Investments, Inc. (“BII”) shall replace BDI as a contracting party, and each reference to BDI in the Agreement shall be replaced with a reference to BII. Service Organization hereby consents to BII succeeding to all of BDI’s rights, obligations, interests and liabilities under the Agreements and to the substitution in all respects of BII for BDI as a party to the Agreements.

The parties to the Agreement(s) agree that, under the terms of the Prospectuses and 12b-1 Plans for the Funds underwritten by BII and consistent with BII’s course of dealing with your firm and pursuant to such Agreement(s), any Rule 12b-1 fees that BII may pay to your firm in connection with distribution and/or shareholder services and pursuant to the terms of your firm’s Agreement(s), if applicable, will only derive from Rule 12b-1 fees actually received by BII from the applicable Fund, and consistent with guidelines from the Financial Industry Regulatory Authority, Inc. and the Securities and Exchange Commission, any Rule 12b-1 and/or service fees are not payable by BII to your firm unless and until received by the applicable Fund.

This amendment confirms that once BII receives such service and/or 12b-1 fees from the applicable Fund, commissions or other payments will be paid to your firm in the same manner and time frame to which your firm is accustomed to receiving such fees (so long as such fees are included under the terms of your Agreement(s)).

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To the extent that provisions of the Agreement(s) and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement(s) shall remain unchanged and in full force and effect, and are hereby ratified and confirmed in all respects as amended hereby.

Agreed and Accepted:

Firm Name:	BlackRock Investments, Inc.

Signature:	Signature:

Name:	Name:

Title:	Title:

Dated: , 2008	Dated: , 2008

BlackRock Distributors, Inc.

Signature:

Name:

Title:

Dated: , 2008

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